UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2020

Oncorus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39575	47-3779757
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Hampshire Street, Suite 401 Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 320-6400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

On December 11, 2020, upon the recommendation of its Nominating and Corporate Governance Committee, or the Nominating Committee, the Board of Directors, or the Board, of Oncorus, Inc., or the Company, increased the size of the Board from eight (8) members to nine (9) members, and effective December 11, 2020, appointed Scott Canute to fill the newly created vacancy to serve on the Board as a Class III director. Mr. Canute will serve for the term expiring at the Company’s 2023 annual meeting of stockholders, and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Based upon the further recommendation of the Nominating Committee, the Board has also appointed Mr. Canute to serve as a member of its Nominating Committee, with such appointment effective upon his appointment to the Board. Mr. Canute was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.

Mr. Canute, 60, served as the President of Global Manufacturing and Corporate Operations at Genzyme Corporation from 2010 to 2011, and before that, in various positions with Eli Lilly and Company over the span of 25 years, including as President, Global Manufacturing Operations from 2004 to 2007. Mr. Canute has served as a director of Flexion Therapeutics, Inc., a publicly traded biopharmaceuticals company, since March 2015. Mr. Canute joined the board of directors of Immunomedics, Inc., a publicly traded biopharmaceutical company, in March 2017, serving in that capacity until its acquisition by Gilead Sciences in October 2020, during which time he served as that company’s Executive Director from March 2019 until April 2020. Within the past five years, Mr. Canute also served as a member of the boards of directors of the publicly traded biopharmaceuticals companies Akebia Therapeutics, Inc., Proteon Therapeutics, Inc. (prior to its merger with ArTara Therapeutics, Inc.) and Outlook Therapeutics, Inc. (previously Oncobiologics, Inc.). Mr. Canute also previously served as a member of the board of directors of AlloCure, Inc. and Inspiration Biopharmaceuticals, Inc. In addition, Mr. Canute previously served on the board of directors of the National Association of Manufacturers and the Indiana Manufacturers Association. He holds a Master of Business Administration from Harvard Business School and a Bachelor of Science in Chemical Engineering from the University of Michigan.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Mr. Canute was granted a nonqualified stock option to purchase 25,000 shares of the Company’s common stock with an exercise price of $26.00 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. This option will vest and become exercisable as follows: one-third (1/3) of the option grant will vest on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments thereafter until the third anniversary of the date of grant, subject to Mr. Canute’s Continuous Service, as defined in the Company’s 2020 Equity Incentive Plan, or the Plan, through each applicable vesting date. Additionally, Mr. Canute will be entitled to receive a $35,000 annual retainer for his service as a director and a $4,000 annual retainer for his service on the Nominating Committee. At each annual stockholder meeting following which Mr. Canute’s term as a director continues (beginning with the Company’s 2021 annual meeting of stockholders), Mr. Canute will be entitled to receive a stock option under the Plan to purchase 12,500 shares of common stock, vesting in monthly installments over one (1) year from the grant date, subject to his Continuous Service through each applicable vesting date.

The Company intends to enter into its standard form of indemnification agreement with Mr. Canute, the form of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission on September 11, 2020.

There are no related party transactions between Mr. Canute and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no family relationships between Mr. Canute and any director or executive officer of the Company.

Item 7.01	Regulation FD Disclosure.

On December 14, 2020, the Company issued a press release announcing the appointment of Mr. Canute as a director of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Oncorus, Inc. on December 14, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCORUS, INC.
By:	/s/ John McCabe
John McCabe Chief Financial Officer

Dated: December 14, 2020